CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 29, 2010, relating to the financial statements of Vystar Corporation (the “Company”) as of December 31, 2009 and 2008, and for the years then ended, which report appears in the December 31, 2009 Annual Report on Form 10-K of the Company.

/s/ Habif, Arogeti & Wynne, LLP Habif, Arogeti & Wynne, LLP Atlanta, Georgia March 29, 2010